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                                                                    EXHIBIT 23.3

                               CONSENT OF EXPERTS

The Board of Directors
C-Mac Industries Inc.:

We consent to the use of our report dated January 31, 2001 (except for note 16 which is as of August 8, 2001) on the C-MAC Industries Inc. ("C-MAC") consolidated financial statements as at December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, included in this Registration Statement on Form S-4 and the reference to our firm under the heading "Experts".

With respect to this registration statement, we acknowledge our awareness of the use therein of our compilation report relating to the unaudited pro forma condensed consolidated statement of earnings of C-MAC for the year ended December 31, 2000 and our comments for United States readers on differences between Canadian and United States reporting standards, both dated September 7, 2001. We believe that we are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for the compilation report and comments because they should not be considered a "report" or a "part" of a registration statement prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

/s/ KPMG LLP
Charted Accountants


Montreal, Canada
October 11, 2001